Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of August 1, 2023 (the “Effective Date”) by and between SkyWater Technology Foundry, Inc., having its principal place of business located at 2401 East 86th Street, Bloomington, MN 55425 (“SkyWater”), and Oxbow Industries, LLC, having its principal place of business located at 4450 Excelsior Blvd, Suite 440, Minneapolis, MN 55416 (“Oxbow” or “Consultant”).

WHEREAS, SkyWater is a semiconductor manufacturing corporation, and has rights to certain proprietary programs and associated documentation for the design and manufacture of integrated circuits and systems;

WHEREAS, Oxbow as a company has represented the ability to assist in certain activities of significant importance to SkyWater, as further described herein;

WHEREAS, SkyWater desires to retain Oxbow as an independent contractor to perform consulting services for SkyWater, and Oxbow is willing to perform such services, on terms set forth more fully below.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants contained herein, and intending to be legally bound, the parties agree as follows:

1.    Services. Oxbow agrees to render consulting services (the “Work”) to SkyWater for the term of this Agreement. The Work shall include, but are not limited to, those duties and writing assignments set forth in Exhibit A hereto. The Services and other terms and conditions set forth in Exhibit A may be amended from time to time upon the execution of a revised Exhibit A, signed by both parties. Such revised Exhibit A shall be subject to all the terms and conditions of this Agreement.

2.    Compensation. During the term of this Agreement, as compensation for the Services rendered and other obligations undertaken by Consultant hereunder, SkyWater shall pay Consultant an hourly rate and/or such other compensation as set forth on Exhibit A hereto. Consultant shall submit to SkyWater invoices for all services rendered at the end of each month in which Consultant provided Work. Within forty-five (45) days of receipt of Consultant’s invoice, payment will be made by SkyWater for each day in which Consultant has satisfactorily provided Work. The foregoing fees are Consultant’s sole compensation for rendering Services to SkyWater. All amounts shall be paid by SkyWater in United States dollars.

3.    Independent Contractor.

(a) It is the express intention of the parties to this Agreement that Oxbow is an independent contractor, and is classified by SkyWater as such for all employee benefit purposes, and is not an employee, agent, joint venturer, or partner of SkyWater. Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between SkyWater and Consultant. If any of Consultant’s employees, assistant or subcontractors is reclassified by a state or federal agency or court as SkyWater’s employee, such person(s) will become a reclassified employee and will receive no benefits from SkyWater, except those mandated by state or federal law, even if by the terms of SkyWater’s benefit plans or programs of SkyWater in effect at the time of such reclassification, such person(s) would otherwise be eligible for such benefits.

(b) Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement and that Consultant is solely responsible for all taxes, withholdings, and other similar statutory obligations including, but not limited to, self-employment tax and Workers’ Compensation Insurance. Consultant agrees to defend, indemnify and hold SkyWater and its directors, officers and employees harmless from any and all claims made by any entity on account of an alleged failure by Contractor to satisfy any such tax or withholding obligations.

(c) Oxbow may employ employees, assistants or subcontractors (each, an “Assistant”) to aid in the performance of the Services. The parties agree that such Assistants are employed or retained solely by Oxbow, and that Oxbow alone is responsible for paying the compensation, salaries, and wages of, and for ensuring that all required tax withholdings are made for such Assistants. Oxbow further represents and warrants that Oxbow maintains workers’ compensation and any other required insurance coverage for Oxbow’s Assistants and acknowledges that Oxbow has sole responsibility for such coverage. Oxbow further agrees to ensure that any such Assistants shall abide by the terms of this Agreement, and each such Assistant shall execute a nondisclosure agreement in the form of Exhibit B. Employment of Oxbow’s key personnel if any, as designated on Exhibit A, will be continuous throughout the term of the Agreement, except for termination of employment.

4.    Consultant’s Obligations.

(a) Consultant’s performance under this Agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry. Consultant shall comply with all applicable laws and SkyWater safety rules in the course of performing the Services. If Consultant’s work requires a license, Consultant shall or has obtained that license and the license will be or is in full force and effect. Without limiting the foregoing, no illegal, improper, or unethical payment or other

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activities shall be made or undertaken by Consultant in connection with the Services. If SkyWater becomes aware of any such payments or activities, SkyWater may immediately terminate this Agreement.

(b) Consultant will be responsible for all travel expenses incurred in connection with this Agreement; provided however, if travel is performed pursuant to SkyWater’s specific written request, Consultant shall be reimbursed for reasonable expenses incurred up to a previously approved amount, upon submission and verification of customary receipts and vouchers.

(c) Consultant agrees that from time to time during the term of this Agreement Consultant will keep SkyWater advised as to Consultant’s progress in performing the Services hereunder and that Consultant will, as requested by SkyWater, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of the Services.

(d) Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement and for a three (3) year period thereafter. In connection therewith, Consultant will not, during the term of this Agreement and for a three (3) year period thereafter, without the prior written approval from the President of SkyWater, engage in any employment, business or activity that is in any way competitive with the business or proposed business of SkyWater, and Consultant will not assist any other person or organization in competing with SkyWater, or in preparing to engage in competition with the business or proposed business of SkyWater. Consultant acknowledges that the obligations in this Section 4(d) are in addition to Consultant’s nondisclosure obligations under Section 5.

(e) Consultant hereby grants consent to SkyWater to notify any future client or employer of Consultant’s, or other third party that SkyWater reasonably determines has a need to know, about Consultant’s rights and obligations under this Agreement.

(f) Consultant agrees that during the term of this Agreement and for a period of twelve (12) months thereafter (the “Restricted Period”), Consultant will not, without SkyWater’s prior written consent, directly or indirectly, solicit or encourage any employee or contractor of SkyWater or its affiliates to terminate employment with, or cease providing services to, SkyWater or its affiliates. During the Restricted Period, Consultant will not, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant’s engagement by SkyWater was a partner, supplier, customer or client of SkyWater or its affiliates.

(g) Consultant will indemnify and hold SkyWater harmless from, and will defend SkyWater against, any and all loss, liability, damage, claims, demands, or suits and related costs and expenses to persons or property that arise, directly or indirectly, from acts or omissions of the Consultant, from the breach of any term or condition of this Agreement attributable to Consultant or its agents, or from a determination by a court or agency that the Consultant is not an independent contractor.

5.    Confidentiality.

(a) “Confidential Information” means any SkyWater proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products or components thereof, services, customer lists and customers (including, but not limited to, customers of SkyWater on whom Consultant called or with whom Consultant became acquainted prior to or during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information or marketing, financial or other business information disclosed to Consultant by SkyWater either directly or indirectly in writing, orally, or by drawings or observation of parts or equipment.

(b) Consultant will not, during or subsequent to the term of this Agreement, use SkyWater’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of SkyWater or disclose SkyWater’s Confidential Information to any third party. It is understood that said Confidential Information shall remain the sole property of SkyWater. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information, including, but not limited to having each Assistant of Consultant with access to any Confidential Information, execute a nondisclosure agreement in the form of Exhibit B. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure to Consultant by SkyWater as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no improper action or inaction by Consultant or any agent or affiliate of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Without SkyWater’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence or terms of this Agreement or the fact that Consultant has this arrangement with SkyWater.

(c) Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current client or other person, organization or entity with which Consultant has an agreement or duty to keep in confidence information

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acquired by Consultant, if any, and that Consultant will not bring onto the premises of SkyWater any unpublished document or proprietary information belonging to such client, person, organization or entity unless consented to in writing by such client, person, organization or entity. Consultant will indemnify SkyWater and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from SkyWater’s use of the work product of Consultant under this Agreement.

(d) Consultant recognizes that SkyWater has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on SkyWater’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes SkyWater and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, organization or entity or to use it except as necessary in carrying out the Services for SkyWater consistent with SkyWater’s agreement with such third party.

(e) Upon the termination of this Agreement, or upon SkyWater’s earlier request, Consultant will deliver to SkyWater (and will not recreate or deliver to anyone else) all of SkyWater’s property or Confidential Information that Consultant may have in Consultant’s possession or control.

6.    Ownership.

(a) Consultant agrees that all intellectual property, including without limitation, all copyrightable material, notes, records, drawings, designs, inventions (whether patentable or not), technology, know how, source and object code, algorithms, ideas, improvements, developments, discoveries and trade secrets (collectively, “Intellectual Property”) conceived, made or discovered by Consultant, solely or in collaboration with others in providing services to SkyWater prior to or during the term of this Agreement which relate in any manner to the business of SkyWater that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of SkyWater in performing the Services hereunder, and any and all patents, patent rights, copyrights, mask work rights, trade secret rights and other intellectual property rights anywhere in the world (collectively “Rights”) shall be the sole property of SkyWater. Without limiting the foregoing, Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to SkyWater all Intellectual Property and Rights.

(b) Copyright Assignment

(i) Consultant hereby assigns to SkyWater all rights to Work. Consultant acknowledges and agrees that the Work (and all rights therein, including, without limitation) belongs to and shall be the sole and exclusive property of SkyWater. It is acknowledged by the parties hereto that the Work shall be considered a work made for hire at all times.

(ii) If for any reason the Work would not be considered a work made for hire under applicable law, Consultant does hereby sell, assign, and transfer to SkyWater, its successors and assigns, the entire right, title and interest in and to the copyright for the United States and its territorial possessions and in all foreign countries, in the Work and any registrations and copyright applications relating thereto, any rights to claim priority and any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating the Work, and in and to damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all income other than royalties, and in and to all causes of action, either in law or in equity for past, present, or future infringement based on the copyrights, and in and to all rights corresponding to the foregoing throughout the world. Consultant hereby covenants that no assignment, sale, agreement or encumbrance has been or will be made or entered into which would conflict with this assignment.

(iii) If the Work is one to which the provisions of 17 U.S.C. 106A apply, Consultant hereby waives and appoints SkyWater to assert on Consultant’s behalf Consultant’s moral rights or any equivalent rights regarding the form or extent of any alteration to the Work (including, without limitation, removal or destruction) or the making of any derivative works based on the Work, including, without limitation, photographs, drawings or other visual reproductions or the Work, in any medium, for SkyWater’s purposes.

(iv) Consultant agrees to execute all papers and to perform such other proper acts as SkyWater may deem necessary to secure for SkyWater or its designee the rights herein assigned.

(c) Any assignment of copyright under this Agreement includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Consultant hereby waives such Moral Rights and consents to any action of SkyWater that would violate such Moral Rights in the absence of such consent. Consultant will confirm any such waivers and consents from time to time as requested by SkyWater.

(d) Consultant agrees to keep and maintain adequate and current written records of all Intellectual Property made by Consultant (solely or jointly with

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others) during the term of this Agreement. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by SkyWater. The records will be available to and remain the sole property of SkyWater at all times. Unless requested to do so by an officer of SkyWater, Consultant agrees not to disclose to any person outside SkyWater any information relating to the Intellectual Property, such information including, without limitation, the existence or nature of the Intellectual Property.

(e) Consultant agrees to perform, during and after the term of this Agreement, all acts deemed necessary or desirable by SkyWater to permit and assist it, at Consultant’s reasonable rate, in evidencing, perfecting, obtaining, maintaining, defending and enforcing SkyWater’s rights in the Intellectual Property and Rights. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. If SkyWater is unable for any reason whatsoever to secure Consultant’s signature to any such document (including, but not limited to renewals, extensions, continuations, divisions or continuations in part), Consultant hereby irrevocably designates and appoints SkyWater and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact to act for and on behalf and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Consultant.

(f) Consultant will inform SkyWater, in writing, before incorporating into any Intellectual Property developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest (“Consultant IP”) into Intellectual Property developed hereunder. Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Intellectual Property developed hereunder any Consultant IP, Consultant hereby grants SkyWater a nonexclusive, fully paid up, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use, offer for sale, sell, import or otherwise exploit such Consultant IP as part of or in connection with such Intellectual Property.

(g) Title and Copyright Assignment

(i) Consultant hereby assigns to SkyWater all rights to Work. Consultant acknowledges and agrees that the Work (and all rights therein, including, without limitation) belongs to and shall be the sole and exclusive property of SkyWater. It is acknowledged by the parties hereto that the Work shall be considered a work made for hire at all times.

(ii) If for any reason the Work would not be considered a work made for hire under applicable law, Consultant does hereby sell, assign, and transfer to SkyWater, its successors and assigns, the entire right, title and interest in and to the copyright for the United States and its territorial possessions and in all foreign countries, in the Work and any registrations and copyright applications relating thereto, any rights to claim priority and any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating the Work, and in and to damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all income other than royalties, and in and to all causes of action, either in law or in equity for past, present, or future infringement based on the copyrights, and in and to all rights corresponding to the foregoing throughout the world. Consultant hereby covenants that no assignment, sale, agreement or encumbrance has been or will be made or entered into which would conflict with this assignment.

(iii) If the Work is one to which the provisions of 17 U.S.C. 106A apply, Consultant hereby waive and appoint SkyWater to assert on Consultant’s behalf Consultant’s moral rights or any equivalent rights regarding the form or extent of any alteration to the Work (including, without limitation, removal or destruction) or the making of any derivative works based on the Work, including, without limitation, photographs, drawings or other visual reproductions or the Work, in any medium, for SkyWater’s purposes.

(iv) Consultant agrees to execute all papers and to perform such other proper acts as SkyWater may deem necessary to secure for SkyWater or its designee the rights herein assigned.

7.    Term And Termination.

(a) This Agreement will commence on the Effective Date and will continue until final completion of the Services or termination as provided below.

(b) Consultant may terminate this Agreement upon thirty (30) days written notice thereof to SkyWater if SkyWater materially breaches a material provision of this Agreement, unless such breach is cured within the notice period. SkyWater may terminate this Agreement at any time, with or without cause, upon seven (7) days written notice thereof to Consultant; provided, however, if the termination is without cause, SkyWater shall upon termination pay Consultant all unpaid amounts due for Services completed prior to notice of termination. Any such notice shall be addressed to applicable party at the address set forth in Section 9 below and shall be deemed given upon delivery if personally delivered, or forty-eight (48) hours after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.

(c) Upon such termination all rights and duties of the parties toward each other shall cease except:

(i) that SkyWater shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Consultant for Services completed and accepted by SkyWater prior to the termination date and related expenses, if any, in accordance with the provisions of Exhibit A; and

(ii) Sections 3, 4, 5, 6, 8 and 9 shall survive termination of this Agreement.

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8.    Dispute Resolution And Equitable Relief.

(a) Prior to the initiation of a lawsuit, action or arbitration proceedings under this Agreement, the parties shall attempt to settle all disputes by good faith negotiation between the parties. A party may initiate negotiation by a written notice to the other party, describing the dispute. Within ten (10) days of said notice, the party receiving the notice shall initiate a meeting with authorized representatives of both parties in order to discuss and settle the dispute. The negotiation efforts shall continue for thirty (30) days from the notice date, or extensions thereto as the parties may agree upon in writing. A party may institute a law suit in a court of competent jurisdiction if the parties fail to resolve the dispute at the end of the negotiation period. Nothing herein shall prevent either party from seeking injunctive relief to prevent unauthorized use or disclosure of such party’s intellectual property or confidential information.

(b) Consultant agrees that it would be impossible or inadequate to measure and calculate SkyWater’s damages from any breach of the covenants set forth in Sections 4 (d), 4(f), 5 and 6 herein. Accordingly, Consultant agrees that if Consultant breaches such Sections, SkyWater will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and to specific performance of any such provision. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuances of such injunction and to the ordering of such specific performance.

9.    General Provisions.

(a) IN NO EVENT SHALL SKYWATER BE LIABLE TO CONSULTANT FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES INCURRED OR SUFFERED BY CONSULTANT OR ITS AGENT(S) IN CONNECTION WITH THIS AGREEMENT.

(b) This Agreement will be governed by and construed under the laws of the State of Minnesota without regard to the conflicts of law’s provisions thereof. All disputes arising out of this Agreement shall be exclusively resolved in the Hennepin County, District Court (4th Judicial District of Minnesota or the Federal District Court for the District of Minnesota located in Minneapolis, Minnesota, as appropriate. Any suit arising out of or related to this Agreement shall be brought exclusively in such courts. Each party expressly consents to the jurisdiction of, and waives any objections or right as to forum non conveniens, lack of personal jurisdiction or similar grounds. Both Parties affirmatively waive the right to a trial by jury. The parties acknowledge and agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or to the performance of the parties hereunder.

(c) This Agreement shall be made in the English language, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

(d) This Agreement sets forth the entire agreement and understanding between SkyWater and Consultant relating to the subject matter herein and supersedes all prior discussions between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless executed in writing and signed by both parties.

(e) All notices required or given herewith shall be addressed to SkyWater or Consultant at the designated addresses shown below by registered mail, special delivery, or by certified courier service:

If to Oxbow:

  4450 Excelsior Blvd, Suite 440

  Minneapolis, MN 55416

  E-mail: [***]

  Attn: Leah Berend

If to SkyWater:

  2401 East 86th Street

  Bloomington, MN 55425

  E-mail: [***]

  Attn: Christopher Hilberg

(f) The headings used in this Agreement are for the convenience of the parties and for reference purposes only and shall not form a part or affect the interpretation of this Agreement.

(g) If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(h) Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant, by operation of law or otherwise, without the express prior written consent of an officer of SkyWater and any such assignment or transfer shall be null and void. This Agreement will be binding upon Consultant’s heirs, executors, administrators and other legal representatives and will be for the benefit of SkyWater, its successors, and its assigns.

(i) If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements, in addition to any other relief to which the party may be entitled.

SIGNATURE PAGE NEXT PAGE

Confidential and Proprietary

CONSULTING AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OXBOW INDUSTRIES, LLC By: /s/ Loren A. Unterseher Signature Name: Loren A. Unterseher Title: Managing Partner	SKYWATER TECHNOLOGY FOUNDRY, INC. By: /s/ Thomas J. Sonderman Signature Name: Thomas J. Sonderman Title: Chief Executive Officer

SIGNATURE PAGE TO CONSULTING AGREEMENT

Confidential and Proprietary

CONSULTING AGREEMENT

EXHIBIT A

Services and Compensation

I.	Contact: Consultant’s principal contact at SkyWater:

Name:            Thomas Sonderman

Title:               Chief Executive Officer

Email:             [***]

II.	Oxbow Key Personnel

Oxbow Assistant (as defined in Attachment 1 to this Exhibit A).

III.	Services:

Oxbow Assistant will render the following consulting services to SkyWater for the term of the Agreement:

●	Evaluate and implement changes to fab operations to improve fab efficiency and lot velocity relating to Key Customer (as defined in Attachment 1 to this Exhibit A) lots

●	Increase weekly Wafer Services loading by generating more loading of higher margin products from Key Customer

●	Reduce the cost per layer of production for Key Customer lots

●	Improve the weekly S8 output of Key Customer lots

SkyWater will provide Oxbow Assistant with access to Key Customer-related fab data only, through data extracts arranged by SkyWater and validated by SkyWater corporate security. In rendering the foregoing consulting services to SkyWater, and for the term of the Agreement, in no event and at no time will Oxbow Assistant have access to any data related to sensitive programs, including without limitation any information related to sensitive lot processing, runcard setup, recipes, tooling, financials/billing, or actual customer names. Oxbow Assistant shall abide by the terms of the Agreement and shall execute a nondisclosure agreement in the form of Exhibit B.

IV.	Compensation: SkyWater shall pay Consultant the following “Compensation” for performing the Services:

Monthly Fee

For all Services provided during the term of the Agreement, SkyWater shall pay Oxbow a monthly fee of USD $35,833 (“Monthly Fee”), payable at the end of each calendar month. If the Agreement terminates prior to the end of the month, the Monthly Fee for that final period shall be pro-rated and paid within thirty (30) days following the termination of the Agreement.

Performance Fees

Oxbow is also eligible for additional performance-based compensation as follows:

Annual Performance Fee – Variable Goals.

SkyWater shall pay Oxbow an annual performance fee of $322,500 if SkyWater achieves its annual performance objectives for a fiscal year. The annual performance objectives for each fiscal year of SkyWater (the “performance year”) shall be the same objectives as SkyWater applies to determine whether its executive officers are entitled to an annual bonus for such performance year. The annual performance fee shall be paid in the fiscal year following the conclusion of the performance year, at the same time (or promptly following) the date the SkyWater executives receive their annual bonus.

Oxbow’s right to receive the annual performance fee, if any, for a particular performance year is contingent on this Agreement being in effect on the last day of such performance year. Notwithstanding the foregoing, if SkyWater terminates this Agreement prior to the end of a performance year without

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Cause, then Oxbow shall be entitled to receive the annual performance fee, if any, for such performance year but pro-rated to take into account the length of Oxbow’s services.

The performance fee for the FY 2023 performance year shall be pro-rated from Oxbow Assistant’s first day of rendering the Services, to take into account the period of services performed during FY 2023.

Annual Performance Fee – Fixed Goals

SkyWater shall pay Oxbow one or more annual performance fees as set forth below if the performance objectives set forth below are met for the relevant measurement period, subject to the conditions set forth below:

Cost Per Layer of Production

Measurement Period	Performance Objective	Amount Payable
FY 2023	Minimum: Cost decrease of 1.25% or less Maximum: Cost decrease of 3.33% or more	Min	$0
		Max	$187,500
FY 2024	Minimum: Cost decrease of 3.0% or less Maximum: Cost decrease of 8.0% or more	Min	$0
		Max	$600,000
FY 2025		Min	$0
		Max	$600,000

Oxbow will work with SkyWater’s Chief Financial Officer (currently, Steve Manko) to bring down the cost per layer of production. The performance objective is measured year-over-year by comparing total costs incurred in the measurement period to total volume-adjusted baseline costs incurred in the prior year measured for the production of wafers for Key Customer. Costs will be measured according to SkyWater’s standard accounting practices. The level of achievement will be measured as soon as practicable after SkyWater’s audited financial statements are completed for the relevant measurement period.

Achievement between the minimum and maximum for a particular measurement period will result in a pro-rated payment.

S8 and S8 Equivalents Output

Measurement Period	Performance Objective		Amount Payable
FY 2023	Min	Below 1000 S8 wafer output/week	Min	$0
	Max	1400 S8 wafer output/week or above	Max	$1,000,000
FY 2024	Min	[To be determined by SkyWater after Board approval of 2024 AOP, with Min/Max to be established to drive incremental value above goals in the AOP]	Min	$0
	Max		Max	$1,200,000
FY 2025	Min	[To be determined by SkyWater after Board approval of 2025 AOP, with Min/Max to be established to drive incremental value above goals in the AOP]	Min	$0
	Max		Max	$1,200,000

The level of achievement of the performance objective will be measured on the last day of each SkyWater fiscal year, and will be measured as (a) for FY 2023, the average number of wafers per week (S8 output) that are produced for Key Customer in the measurement period from Oxbow Assistant’s first full week of rendering the Services until the end of FY2023, and (b) for FY 2024 and FY 2025, the greater of (1) the average number of wafers per week (S8 output) that are produced for Key Customer in the measurement period for such fiscal year, and (2) if the average number of wafers per week (S8 output) that are produced for Key Customer in the measurement period for such fiscal year is at least 1000 per week, the average number of wafers per week (including the aggregate of S8 output that are produced for Key Customer and S8 Equivalents) in the measurement period for such fiscal year. “S8

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Equivalents” means, for wafer output for commercial customers that are not S8 output for Key Customer that have the same or higher ASP per mask layer as the then-current ASP per mask layer for S8 wafers for Key Customer, an equivalent number of wafers calculated as thirty (30) mask layers equals one (1) wafer equivalent.

Achievement between the minimum and maximum for a particular measurement period will result in a pro-rated payment.

Conditions and Payment

o

Oxbow’s right to receive the annual performance fee, if any, for a particular measurement period is contingent on this Agreement being in effect on the last day of such measurement period. Notwithstanding the foregoing, if SkyWater terminates this Agreement prior to the end of a measurement period without Cause, then Oxbow shall be entitled to receive the annual performance fee, if any is earned based on the level of achievement of the performance objective, for such measurement period but pro-rated to take into account the length of Oxbow’s services during such measurement period.

o

Payment of any performance fee earned shall be paid in the fiscal year following completion of the measurement period, and after the level of achievement has been determined, but in all events no later than June 30.

o	All annual performance fees for fixed goals for the 2023 measurement period shall be pro-rated to take into account the period of services performed during 2023.

Benefits Reimbursement

SkyWater shall reimburse Oxbow for all direct costs of providing Oxbow Assistant those benefits that are available to salaried Oxbow employees generally, including but not limited to Oxbow’s contributions for health and welfare benefits, and the Oxbow contributions to any qualified retirement plan, but excluding payments under any severance plan.

Relocation Expenses

SkyWater shall pay, or reimburse Oxbow for, all reasonable, documented, and out-of-pocket relocation expenses incurred by Oxbow Assistant associated with his relocation to Minnesota, less all applicable withholdings and deductions required by law, as follows:

1.	Costs for visa application for Oxbow Assistant and his wife, up to a maximum of $500 for each individual ($1,000 total maximum)

2.	Costs related to shipping of Oxbow Assistant’s household goods, up to a maximum of $10,000

3.	Temporary housing expenses for up to one (1) month and cost of a rental car, in aggregate not to exceed a maximum of $10,000

4.	One-time professional tax preparation expenses, up to $5,000, incurred by Oxbow Assistant in connection with the preparation of his personal income tax returns in 2024.

The foregoing relocation expenses are subject to vesting at a rate of 1/24 per month from the date they are paid to Oxbow. In the event Oxbow or SkyWater terminates the Agreement with or without cause, or in the event of Oxbow Assistant’s voluntary termination or involuntary termination, for cause of employment from Oxbow before completing 2 years of rendering the Services, the unvested portion of the bonus shall be repaid by Oxbow to SkyWater within thirty (30) days of such termination date. SkyWater is hereby further authorized to apply up to the full amount of the final payment to Oxbow under the Agreement against any unvested portion of the relocation expenses.

Temporary Housing

SkyWater shall pay, or reimburse Oxbow for, temporary housing expenses of up to $2,000 per month, until the end of 2024, for Oxbow Assistant’s housing within a reasonable daily commute of SkyWater’s facility in Bloomington, MN.

Equity

SkyWater shall grant to Oxbow Assistant equity awards in accordance with Attachment 2 to this Exhibit A.

Confidential and Proprietary

Immigration and Employment Services

SkyWater shall reimburse Oxbow for any out-of-pocket, documented fees incurred by Oxbow relating to immigration and employment-based nonimmigrant visa services obtained in connection with Oxbow Assistant.

Confidential and Proprietary

Attachment 1 to Exhibit A – Services and Compensation

[Omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K]

Confidential and Proprietary

Attachment 2 to Exhibit A – Services and Compensation

[Omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K]

Confidential and Proprietary

EXHIBIT B

Form of Proprietary Information and Assignment Agreement

[Omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K]

Confidential and Proprietary

Attachment 1 to Proprietary Information and Assignment Agreement

Rights Assigned by Service Provider

[Omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K]

Confidential and Proprietary